Exhibit 99.1
WESCO International, Inc. WESCO Launches New Financing July 27, 2009

WESCO has two convertible bonds totaling $450 million: $150 million maturing in October 2010 $300 million maturing in November 2011 New Financing Opportunity Over the next four weeks, bondholders will be given the opportunity to exchange existing bonds into a new bond of up to $345 million. WESCO International, Inc.

Why is WESCO doing this exchange? This financing is being done to further strengthen WESCO's financing position. Benefits of the new financing include: Defers near-term debt maturities Extends term for up to 20 years Increases liquidity Strengthens capital structure providing more flexibility WESCO International, Inc.

WESCO's position in the market is strong. This financing will strengthen our balance sheet and enhance our competitive position. WESCO International, Inc.